EX-FILING FEES

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

KKR INCOME OPPORTUNITIES FUND

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common shares of beneficial interest, $0.001 par value per share	Rule 457(o)			$122,949,609.75	0.00014760	$18,147.37

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities	Equity	Common shares of beneficial interest, $0.001 par value per share	Rule 415(a)(6)			$27,050,390.25(1)			N-2	333-268584	January 13, 2023	$2,980.95

	Total Offering Amounts					$150,000,000		$18,147.37

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$18,147.37

(1)

Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended, this Registration Statement carries forward $27,050,390.25 of unsold shares of beneficial interest that were previously registered pursuant to Registrant’s Registration Statement on Form N-2 (File No. 333-268584) effective January 13, 2023.